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                                                                    EXHIBIT 99.3

                              [NAME OF SUBSERVICER]

                STUDENT LOAN ORIGINATION AND SERVICING AGREEMENT


THIS AGREEMENT is made as of _________ __, 200_ (the "Agreement"), between [NAME OF SUBSERVICER] ("SUBSERVICER") and GMAC COMMERCIAL HOLDING CAPITAL CORP. ("CAPITAL CORP.").

                              W I T N E S S E T H:

WHEREAS, Great Lakes has established a program for servicing student loans originated under Title IV, Part B of the Higher Education Act, as amended (the "Act"); and

WHEREAS, Capital Corp. desires that Subservicer service student loans which are purchased by and owned by Capital Corp. or, GMAC ELF LLC (Lender Number 834012) and GMAC Education Loan Funding Trust-I (Lender Number 833955) and any other affiliate of Capital Corp. (collectively, the "Affiliates") and which are covered by the Act (the "Loans"), according to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and the terms and conditions set forth herein, Capital Corp. and Subservicer agree as follows:

1. LOANS TO BE SERVICED. Subservicer and Capital Corp. agree that Subservicer shall service all Loans covered by the Act which are purchased and owned by Capital Corp. or any Affiliate and which are guaranteed by [NAME OF GUARANTY AGENCY] (the "Guarantor"), and which are submitted to Subservicer by Capital Corp. and accepted by Subservicer for servicing.

2.   SUBSERVICER'S DUTIES AS SERVICER.

     (a) Subservicer, as servicer of the Loans, shall perform all of the obligations of Capital Corp. or its Affiliates as holder of Loans as required by the Act and all regulations issued by the U.S. Department of Education (the "Department") or by the Guarantor to implement the Act. Subservicer shall have full power to sign and act on Capital Corp.'s behalf as Capital Corp.'s agent or on the Affiliate's behalf as the Affiliate's agent, as applicable, in all transactions with borrowers of Loans serviced hereunder. Capital Corp. does hereby authorize, constitute, and appoint Subservicer on its behalf or on behalf of the Affiliates and as their attorney in fact, to endorse those promissory notes for which a claim has been filed with the Guarantor. Subservicer will carry out its responsibilities hereunder in a diligent and lawful manner.

     (b) Subservicer shall complete all forms and reports required by the Department and by the Guarantor.

     (c) Subservicer shall prepare on behalf of Capital Corp. or its Affiliates, the "Request for Payment of Interest and Special Allowance" to be used in billing the Department for interest and the special allowance for all eligible Loans on a quarterly basis. Subservicer agrees to submit the billing to the Department within 30 days following the last day of each quarter (March 31,

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June 30, September 30, December 31). In the event that Subservicer does not submit the billing to the Department within 30 calendar days following the last day of each quarter, and such failure is not attributable to action or inaction by Capital Corp., any Affiliate or the Department, Capital Corp. shall be entitled to payment by Subservicer of penalty interest. Such penalty interest shall be calculated on the actual amount of interest subsidies and special allowance payments which Capital Corp. or an Affiliate is entitled to receive from the Department on the Loans covered by the billing report and for the time period between such 30th day through the date that said billing report is filed with the Department by Subservicer using the LIBOR rate, as quoted in the WALL STREET JOURNAL, for the period closest in term to the actual number of days covered by penalty period.

     Subservicer shall accrue and capitalize interest on those Loans not eligible for interest subsidy.

     (d) Subservicer shall verify the current status of all borrowers of Loans not less often than annually through direct contact with each borrower to ensure correct account information. Subservicer shall also seek to verify the borrower's status by direct or indirect contact with educational institutions.

     (e) Subservicer shall respond to all borrower inquiries in a prompt, courteous and thorough manner.

     (f) When a Loan becomes due for repayment, Subservicer shall prepare a payment schedule and disclosure statement and mail it to the borrower for signature(s). Prior to the first payment due date, repayment coupons will be prepared and sent to the borrowers.

     (g) Subservicer shall post to the borrower's account all payments of principal, interest and other charges. All collections made hereunder shall be remitted as directed by Capital Corp. via ACH transfer initiated by Subservicer each Business Day after collection.

     (h)(i) Subservicer shall provide reports to Capital Corp. of all monetary transactions as well as periodic summary and account information as required in the "Lender Service Manual" including such items as:

             (A) Detailed periodic reports to support all cash transactions processed;

             (B) Monthly portfolio summary reports and supporting data listings;

             (C) A monthly listing of delinquent accounts; and

             (D) A quarterly report of billings to the Department for interest and special allowances.

     The items described in (A), (B), and (C) shall be provided to Capital Corp. and any designated Affiliates or third party by no later than the 5th Business Day of each month. The act of sending the reports described in this Section (h) shall constitute certification as to the accuracy of such reports.

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             (ii) Subservicer agrees to promptly furnish to Capital Corp. and any designated Affiliates or third party, from time to time upon request, such information, reports, and financial statements within its control related to this Agreement and the Loans as Capital Corp. reasonably deems appropriate to prepare and file all necessary reports (i) required to be filed with the Securities and Exchange Commission, (ii) requested in connection with the Sarbanes-Oxley Act of 2002 or (iii) required by any Indenture (as defined hereafter) relating to any Affiliate. Capital Corp. agrees to reimburse Subservicer for its costs in providing such information.

             (iii) Subservicer agrees to provide to Capital Corp., upon request, on or before March 15 of each year beginning March 15, 2004, an annual Compliance Certificate certifying in form and substance the information set forth in Exhibit B hereto. Execution and delivery of the annual Compliance Certificate by Subservicer shall constitute compliance with this Section(h)(iii).

     (i) Subservicer shall automatically credit Capital Corp.'s account whenever a borrower overpays an account by less than $5.00, and Capital Corp., at its discretion, can reimburse the borrower. When the overpayment is more than $5.00, Subservicer shall remit the overpayment directly to the borrower. When a borrower's balance owing is less than $10.00, Subservicer may, at its discretion, write-off the balance.

     (j) Subservicer shall handle all required borrower contact functions and shall meet all servicing "due diligence" requirements, as that term is used under the Act and implementing regulations. Such functions include, for example, skip tracing, contacting delinquent borrowers, handling borrower requests for extensions or deferments, and preparing and processing claims, including death, disability, default, closed school, false certification and bankruptcy claims.

     (k) Subservicer agrees to prepare and submit all papers and documents necessary to strictly follow reimbursement procedures specified in the Guarantor's Common Manual upon default of borrower and further agrees to promptly remit proceeds to Capital Corp. or its designee upon receipt from the Guarantor.

     (l) Subservicer shall capture and retain a copy of each promissory note and each disclosure statement on its image system and shall store a backup image copy in a remote facility. Subservicer shall hold the original Loan documents, including the original promissory note, a copy of the Loan application and the disclosure statement for safekeeping.

     (m) Subservicer shall provide notice to Capital Corp. of any proceeding or action filed against Subservicer that, if decided unfavorably to Subservicer, would adversely impact Subservicer's status as an eligible "third-party servicer."

     (n) Subservicer agrees with Lender to provide the following Consolidation add on origination services:

           (1) Subservicer agrees to provide toll free telephone service to allow Consolidation Loan applicants located in the continental United States to contact Subservicer.

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           (2) Subservicer will provide assistance to applicants with inquiries regarding such matters as proper completion of forms and consolidation program rules.

           (3) If the add on information is properly completed, Subservicer will send verification certificates to creditors. Subservicer will contact the creditors if the verification is not returned or is returned but not properly completed.

           (4) Upon receipt of a properly completed verification, and a determination that the add on still qualifies for consolidation, Subservicer on behalf of Lender shall prepare a repayment schedule in accordance with federal regulations and shall make the required disbursements to payoff holders of underlying student loan notes being consolidated. These disbursement checks shall be drawn against a checking account maintained by Subservicer. The Lender shall fund this account on a daily basis through an ACH transfer to cover all checks written that day. Subservicer will pay all transaction costs associated with the account including the cost of standard checks and will receive all investment earnings on balances existing from time to time in the account. Subservicer will reconcile the account and will confirm that all disbursements are included in the regular periodic reports provided to the Lender under the Servicing Agreement.

           (5) After the consolidation add on loan has been disbursed, the loan record will be passed to the Guarantor for processing.

3. CAPITAL CORP.'S RESPONSIBILITIES. Capital Corp. agrees to promptly notify Subservicer of any transactions involving Capital Corp., the Affiliates and the borrower and/or changes in status or demographic data on any of its accounts if received from sources other than Subservicer. Capital Corp. specifically agrees to promptly notify Subservicer of any bankruptcy action taken with respect to any Loan.

4. FEES. Capital Corp. agrees to pay Subservicer the fees established by Subservicer from time to time for services rendered pursuant to this Agreement. The current fee schedule is attached to this Agreement as Schedule A. Increases or decreases in such schedule may be made from time to time; provided however, that Capital Corp. shall be given 60 days written notice prior to the effective date of any change in the fee schedule. Such effective date shall be the beginning of a calendar quarter (April 1, July 1, October 1, January 1). Statements for services rendered will be provided on a monthly basis and are payable upon receipt.

5.   LIABILITY.

     (a) Subservicer shall exercise care and due diligence in performing the services required by this Agreement. To the extent that Subservicer is required to appear in, or is made a defendant in any legal action or other proceeding commenced by a party other than Lender with respect to any matter arising hereunder, Lender shall indemnify and hold Subservicer harmless from all loss, liability and expense (including reasonable attorney's fees) except for any loss, liability or expense arising out of or relating to Subservicer's acts or omissions with regard to the performance of services hereunder. Subject to paragraph 14 below, if Capital Corp. or any Affiliate is required to appear in, or is made a defendant in any legal action or proceeding

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commenced by any party other than Subservicer with respect to any matter arising hereunder, Subservicer shall indemnify and hold Capital Corp. and any Affiliate harmless from all loss, liability and expense (including reasonable attorney's fees) arising out of or relating to Subservicer's acts or omissions with regard to the performance of services hereunder; provided, however, that Subservicer shall not be liable in the performance of such services except for its negligence or misconduct; and provided further that in no event shall Subservicer be responsible or liable for any consequential damages with respect to any matter whatsoever arising out of this Agreement or under any custodian agreement.

     Except as to Loans originated by Subservicer, Subservicer does not assume, and acceptance for servicing shall not result in, any responsibility for the correctness or completeness of Loan related papers transmitted to Subservicer as a part of or in conjunction with the commitment of any Loans to Subservicer for servicing, and Subservicer shall not be responsible for any procedural errors or omissions (including due diligence violations) which may have occurred prior to initiation of servicing of a Loan hereunder by Subservicer.

     (b) If a Loan is denied the guarantee by the Guarantor or the loss of federal interest, special allowance, and/or insurance benefits as the direct and primary result of Subservicer negligence or misconduct, Subservicer shall have the right to take any action not prohibited by law or regulation to reduce its losses, if any, hereunder, including but not limited to curing any due diligence or other servicing violation. If any lost guaranty is not reinstated within one
(1) year of the date Subservicer learns of the loss of the guarantee on a Loan, Subservicer shall take actions which make Capital Corp. or any Affiliate whole with respect to the Loan while maintaining the eligibility for future reinstatement of the guarantee; provided, however, Subservicer may delay taking such actions by giving written notice to Capital Corp. not less often than each 90 days that Subservicer has reason to believe that the guarantee will be reinstated within time frames permitted by regulations. Capital Corp. agrees to cause the repurchase, at par plus insured interest and benefits thereon, of any Loan which is cured and is reinsured subsequent to its sale by Capital Corp. pursuant to actions taken by Subservicer to make Capital Corp. whole and if sale was to an eligible lender. In the event that Subservicer imposes any additional fees with respect to delinquent Loans or accounts under this Agreement, no such fees shall be imposed by Subservicer with respect to delinquent Loans or accounts if they are subject to Subservicer's efforts to cure and/or reinstate, or are subject to an obligation on Subservicer's part to reimburse Capital Corp. as described above in this Section 5(b).

6. CONFIDENTIALITY. Information about each borrower furnished to Subservicer hereunder is furnished upon the express condition that the information will be kept confidential by Subservicer. All such information, except as may be otherwise required by statute, by court order or as may be necessary in Subservicer's reasonable judgment to the performance of the services required under this Agreement, shall be held in confidence by Subservicer.

7. EXAMINATION OF RECORDS. Subservicer agrees to provide to Capital Corp., the Affiliates, any Indenture Trustee (as defined hereafter) the following:

     Internet access to Capital Corp.'s borrower information. Such information will be the same information that a Subservicer servicing representative uses to perform his or her duties.

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     Upon Capital Corp.'s reasonable request, imaged copies of its borrower records, which reside on Subservicer's imaging systems, will be delivered by Subservicer to Capital Corp. via facsimile or other expedient means and within a reasonable amount of time following the request.

If internet access to borrower information or imaged copies of borrower information should not be available to Capital Corp. and such unavailability is adverse to Capital Corp.'s operations, as determined in Capital Corp.'s reasonable discretion, Capital Corp. may perform an examination of its borrower records for 10 hours at no cost to Capital Corp. on Subservicer's premises. Any onsite examination of records which exceeds 10 hours will be charged at $2,000 per day thereafter.

8.   TERMINATION.

     (a) This Agreement shall remain in full force and effect until terminated or modified as provided herein. This Agreement may be terminated only at the end of a calendar quarter (March 31, June 30, September 30, December 31), and only if written notice is given: (i) by Capital Corp. to Subservicer at least 30 days prior to the end of a calendar quarter, or (ii) by Subservicer to Capital Corp. at least 180 days prior to the end of a calendar quarter.

     (b) In the event that this Agreement is terminated as provided in subsection (a) above, Subservicer shall continue its full servicing until the date of termination and shall provide to Capital Corp. and any designee of Capital Corp. a full set of periodic reports, adjusted through the date of termination. Subservicer shall retain all notes, records and papers, as well as a copy of all computer-stored data relating to Capital Corp.'s accounts as required by the Act. Subservicer shall make available to Capital Corp. or any Affiliate on demand copies of all computer records relating to Capital Corp.'s accounts. Such copies of the computer records will be provided and updated at the times desired by Capital Corp. in order to facilitate a transfer to another servicing agent. Capital Corp. agrees to pay Subservicer the servicing removal fee identified on Schedule A. Upon Capital Corp.'s request, Subservicer may agree to provide servicing removal services beyond those identified in this section. Such agreement between Subservicer and Capital Corp. shall include sufficient additional charges to cover Subservicer's costs. Subservicer agrees that Capital Corp. shall be entitled to injunctive relief to enforce the provisions of this subsection.

     (c) Capital Corp. shall be liable for all charges incurred for services performed pursuant to this Agreement up to the termination date.

     (d) Subservicer shall continue to be liable for all acts or failures to act which occur prior to termination (or the following loan transactions: sale or transfer to another party, servicing transfer to Capital Corp. or another servicer, purchase by the Guarantor or payment in full), but shall not be liable for post-termination activities except that Great Lakes shall be obligated to remit to Capital Corp. any collections received by Great Lakes subsequent to termination and to provide the reports and records herein required.

9. AMENDMENTS. Except as provided in Section 4, this Agreement may be amended by Subservicer at any time upon 30 days written notice to Capital Corp., provided that the

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provisions of this Agreement shall at all times be consistent with the Act and applicable regulations. In the event of any such modification by Subservicer, Capital Corp. has 30 days in which to accept or reject the modification by notice in writing. In the event of rejection of proposed modification, either party may exercise its right to terminate as provided in Section 8. In the event of termination for this reason, such modification shall not apply to Capital Corp.

10. CORRESPONDENCE; DISCLOSURE OF BORROWER INFORMATION. Data regarding Loans serviced under this Agreement shall be disclosed only to Capital Corp., a designated Affiliate or the respective borrower, unless otherwise required by law, regulation or otherwise reasonably required in the ordinary course of providing services hereunder. Subservicer will comply with Title V of the Gramm-Leach-Bliley Act, Public Law 106-102, and other applicable consumer privacy laws, rules, and regulations. Subservicer and Capital Corp. will cooperate on a best efforts basis to implement Capital Corp.'s privacy policy with respect to which Subservicer has been given prior written notice.

11. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of ________.

12. NO IMPLIED WAIVER. Any waiver or modification, expressed or implied, by Subservicer or by Capital Corp. of any breach of this Agreement shall not be construed to be a waiver of any such breach or any acquiescence thereto; nor shall any delay or omission by Subservicer or by Capital Corp. to exercise any right arising from any such breach affect or impair the respective party's right to such breach or any future breach.

13. ARBITRATION. In the event that the parties hereto shall fail to agree regarding any provision of this Agreement, such disputes shall be resolved by arbitration procedures established by the American Arbitration Association. The decision of any arbitrator under this paragraph shall be final and binding upon the parties.

14. LIMITATION OF LIABILITY. Subservicer and Capital Corp. recognize that Subservicer's lender servicing programs are separate and distinct from the Guarantor's guarantee program. Capital Corp. specifically agrees to look only to Subservicer in its capacity as a servicing agent for any claims under this Agreement relating to its functions as servicing agent. Capital Corp. specifically waives any claim against the Guarantor's Guarantee Fund as defined in 34 CFR 682.410(a)(1) and against the Guarantor's Federal Reserve Fund and Administrative Operating Fund and all other escrows required under the Act for claims under this Agreement.

15. ASSIGNMENT. Capital Corp. may assign all or any portion of this Agreement in its sole discretion without the consent of Subservicer to any Affiliate. Great Lakes may assign this Agreement to any affiliate to which its Federal Family Education Loan Program lender servicing program is transferred in whole or substantial part. Except as provided herein, this Agreement may not be assigned without the prior consent of the non-assigning party.

16. NOTICES. All notices, requests, demands or other instruments which may or are required to be given by any party to any other party shall be in writing and such shall be deemed to have been properly given when served personally on an officer of the entity to which such notice is to be given, or upon expiration of a period of 48 hours from and after the postmark thereof when

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mailed postageprepaid by registered or certified mail, requesting return receipt, addressed as follows:

If intended for Subservicer:

     [Subservicer's Contact Information]

If intended for Capital Corp.:

     GMAC Commercial0 Holding Capital Corp.
     c/o GMAC Education Loan Funding
     1801 California Street, Suite 3900
     Denver, CO  80202
     Attn: Ronald W. Page

17. THIRD PARTY AUDIT. Subservicer shall provide Capital Corp. within 120 days of the end of Subservicer's accounting period and without charge to Capital Corp., (i) a copy of its SAS 70 Servicer Audit, (ii) Subservicer Audit Lender Guide Report, as required by the Department under the Act, or if such audit requirement is not in effect at the time, an equivalent compliance audit report performed by an independent third party and (iii) a copy of its annual audited financial statements (audited by a firm independent of Subservicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants) and such other financial statements as Capital Corp. may reasonably request.

18. INSURANCE COVERAGE. Subservicer will keep in force and effect computer services and software errors and omissions coverage of not less than $5,000,000, an umbrella liability policy of not less than $15,000,000, employee crime (including fidelity) insurance of not less than $1,000,000 and business interruption insurance of not less than $1,000,000. Subservicer will furnish proof of such coverage to Capital Corp. from time to time and otherwise upon Capital Corp.'s written request. In the event of any termination, other than a notice of termination given or received in the ordinary course of insurance coverage renewal for a future covered period, or reduction in coverage, voluntary or involuntary, Subservicer shall notify Capital Corp. immediately, but in no event later than five business days following receipt of notice of termination or modification.

19.  SECURITY INTEREST OF INDENTURE TRUSTEE AND THIRD-PARTY BENEFICIARY.

     (a) Notwithstanding Section 15 hereof, Subservicer acknowledges and agrees that all or a portion of the right, title and interest of Capital Corp. or the Affiliates under this Agreement and any eligible lender trustee for the Loans serviced hereunder have been or may be assigned (as to which assignment the consent of Subservicer is not required) to one or more indenture trustees (collectively the "Indenture Trustee") for the benefit of certain noteholders and the other secured parties (collectively, the "Secured Parties") pursuant to one or more indentures of trust (collectively, the "Indenture") and that Subservicer shall hold all original promissory notes evidencing such Loans and related documentation as bailee on behalf of the Indenture Trustee pursuant to the terms of the custodian agreements as holder of a security interest in such Loans under the terms and conditions of the related Indenture. Subservicer will enter into custodian

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agreements with the Indenture Trustee as directed by Capital Corp.
Notwithstanding the foregoing, Subservicer makes no representation, express or implied, as to effectiveness of said assignment or bailment for any purpose, including without limitation the perfection of any security interest.

     (b) If any Loan is pledged to an Indenture, in order for Capital Corp. to direct Subservicer to transfer any such Loan from the account of Capital Corp. or any Affiliate (to the Secured Parties, another secondary market authority, an eligible lender, another indenture account of Capital Corp., or a successor servicer, pursuant to the Indenture or otherwise), if applicable, Subservicer must first receive a Request to Transfer Loans form which shall not be valid without the signature of GMAC ELF LLC, GMAC Commercial Holding Capital Corp., the designated trusteee or its successor or assigns, as Administrator under the Indenture (the "Administrator"), as applicable.

     (c) The security interest of the Secured Parties and the provisions of this
Section 19, shall not be amended or revoked without the written consent of the Administrator under any Indenture.

     (d) Subservicer hereby acknowledges and agrees that the security interest of the Secured Parties in the Loans under any Indenture, shall be and is hereby prior to any lien Subservicer may have in such Loans (other than its fees due hereunder), and Subservicer agrees to execute and deliver to the Indenture Trustee all financing statements, notices and other instruments reasonably requested in connection with this Agreement by the Indenture Trustee.

     (e) Subservicer acknowledges that upon the occurrence of certain events of default under an Indenture (each a "Default") pursuant to which Loans are financed, the Administrator on behalf of an Affiliate or an Indenture Trustee shall have the right to exercise the termination rights of Capital Corp. set forth in Section 8. Notwithstanding anything in this Section 19 to the contrary, Subservicer shall, within a reasonable time frame after receipt of a written request by the Administrator, release any and all Loans to the Indenture Trustee.

     (f) This Agreement has been made and entered into not only for the benefit of Subservicer and Capital Corp., but also for the benefit of the Affiliates and the Indenture Trustee in connection with the financing of the Loans, and the provisions of this Agreement may be enforced not only by the parties to this Agreement but by the Affiliates as to Loans which they own and by the Indenture Trustee, where an assignment has been made. The foregoing creates a permissive right on behalf of the Indenture Trustee and the Indenture Trustee shall be under no duties or obligations hereunder.

     (g) This Agreement shall inure to the benefit of Affiliates and the Indenture Trustee and its successors and assigns. Without limiting the generality of the foregoing, all representations, covenants and agreements in this Agreement which expressly confer rights upon the Affiliates and the Indenture Trustee shall be for the benefit of and run directly to the Affiliates and the Indenture Trustee, and the Indenture Trustee shall be entitled to rely on and enforce such representations, covenants and agreements to the same extent as if it were a party hereto. The foregoing creates a permissive right on behalf of the Affiliates and the Indenture Trustee, and the Affiliates and the Indenture Trustee shall be under no duties or obligations hereunder.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GMAC COMMERCIAL HOLDING CAPITAL CORP.        [SUBSERVICER]


By:                                          By:
    --------------------------------------       -------------------------------
    Ronald W. Page                           Name:
    Senior Vice President/Managing Director       -----------------------------
                                             Title:
                                                   ----------------------------

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                                  [SUBSERVICER]

                STUDENT LOAN ORIGINATION AND SERVICING AGREEMENT

                                  CAPITAL CORP.

                                SCHEDULE A - FEES

Capital Corp agrees to pay the following fees to Subservicer upon receipt of a monthly statement for services rendered pursuant to this Agreement:

     MONTHLY SERVICE FEES:

             $_____ per borrower per month during interim (in-school) period $_____ per borrower per month during grace period
             $_____ per borrower per month during first 12 months of repayment servicing
             $_____ per borrower per month during the remainder of the repayment period

     ON-SYSTEM TRANSFER FEES:

             $____ per in-school or grace period borrower transferred between lenders numbers serviced under this Agreement
             $____ per repayment status borrower transferred between lenders numbers serviced under this Agreement
             $____ per in-school or grace period borrower purchased from another serviced lender
             $____ per repayment status borrower purchased from another serviced lender

     DOCUMENT PROCESSING FEES:

             $____ per borrower originated by Subservicer for promissory note review and safekeeping
             $____ per borrower for promissory note review and safekeeping $____ per borrower for promissory note safekeeping

     MONTHLY EXTRACT FILE FEE:

             $_____ per month

     PRIVACY NOTICE MAILING:

             $____ per privacy notice mailed by Subservicer

     CONSOLIDATION ADD ON ORIGINATION FEE:

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             $_____ per originated Consolidation add on loan


     SERVICING REMOVAL FEE:


     $____ per borrower, plus actual cost of additional services requested to remove an active account from the servicing system


Subservicer will pass to the Lender the actual third-party credit bureau costs of obtaining a PLUS credit bureau report.

All PLUS, SLS and Consolidation loans will be charged the standard repayment servicing fees.

The total monthly amount due will be the actual fees calculated as described above or $___, whichever is greater. All references to borrower for fee calculations equal unique combinations of borrower/lender number or assigned lender number/loan program (Stafford, PLUS, Consolidation Loans).

Subservicer may agree to provide the lender with services beyond those normally included in the servicing program. Such agreement between Subservicer and the lender shall include sufficient additional charges to cover Subservicer's costs.

Increases or decreases to this fee schedule may be made from time to time as provided in Section 4 of this Agreement.

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                                    EXHIBIT B

                      FORM OF ANNUAL COMPLIANCE CERTIFICATE

     The undersigned Officer of [SUBSERVICER] ("Subservicer") hereby certifies as of December 31, 20__ as follows:

     1. I have reviewed the activities of Subservicer as they relate to the Student Loan Servicing Agreement dated as of ________ __, 200_ (the "Agreement"), between Subservicer and GMAC Commercial Holding Corp. ("Capital Corp."). The performance by Subservicer of its obligations under the Agreement has been made by persons under my direct supervision.

     2. [To the best of my knowledge, based on my review of Subservicer's performance under the Agreement, Subservicer has substantially and materially fulfilled all of its obligations under the Agreement for the period beginning January 1, 20__ and ending December 31, 20__.]

                                       or

         [Subservicer has failed to fulfill the following obligations under the Agreement during the period beginning January 1, 20__ and ending December 31, 20__. ____________________ (specify as to nature and status of each default under the Agreement).]

                                              [SUBSERVICER]



                                              By
                                                --------------------------------
                                                Name:
                                                Title: